Exhibit 99.1

New York Community Bancorp, Inc. Reports Fourth Quarter 2013 Diluted Non-GAAP Cash EPS of $0.30(1) and Diluted GAAP EPS of $0.27

Board of Directors Declares 40th Consecutive Quarterly Cash Dividend of $0.25 per Share

4Q 2013 Highlights

  Solid Earnings, Strong Returns:
  - The Company generated 4Q 2013 GAAP earnings of $120.2 million, providing a 1.12% return on average tangible assets and a 15.30% return on average tangible stockholders’ equity. (2)
  Robust Held-for-Investment Loan Production:
  - Loans produced for investment totaled $3.1 billion in 4Q 2013, bringing the full-year volume to a record $11.2 billion.
  - Multi-family loans accounted for $1.9 billion of 4Q 2013 production and $7.4 billion of the full-year amount.
  Solid Loan Growth:
  - Held-for-investment loans grew $2.6 billion, or 9.4%, from the year-earlier balance, to $29.8 billion at 12/31/13.
  - Multi-family loans accounted for $2.1 billion of the increase, having grown 11.3% to $20.7 billion year-over-year.
  Quality Assets:
  - Non-performing non-covered assets totaled $174.9 million at 12/31/2013, reflecting a year-over-year reduction of $115.7 million, or 39.8%, from $290.6 million at the prior year-end.
  - The linked-quarter decline in non-performing non-covered assets was $21.9 million, or 11.1%.
  - Net charge-offs declined to $2.4 million, representing 0.01% of average loans (non-annualized), in 4Q 2013.
  Margin Strength:
  - Reflecting prepayment penalty income of $33.0 million, the margin was 2.92% in 4Q 2013.
  Continued Efficiency:
  - Operating expenses represented 1.27% of average assets in 4Q 2013 and contributed to an efficiency ratio of 43.56%.
  Solid Capital Measures:
  - Excluding accumulated other comprehensive loss, net of tax (“AOCL”), tangible stockholders’ equity represented 7.50% of tangible assets at 12/31/13. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--January 29, 2014--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $120.2 million, or $0.27 per diluted share, for the three months ended December 31, 2013, and $475.5 million, or $1.08 per diluted share, for the twelve months ended at that date.

The Company also reported cash earnings of $129.7 million, or $0.30 per diluted share, for the fourth quarter of 2013 and $515.3 million, or $1.17 per diluted share, for the full year. (1)

__________

Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

Commenting on the Company’s full-year performance, President and Chief Executive Officer Joseph R. Ficalora stated, “I’m pleased to say that 2013 was truly a year of achievement—some of it measured by volume and some by quality. Not only were our earnings strong, at $475.5 million, so too were our capital measures. The quality of our assets improved and our loan book grew, both significantly. Loans produced for investment exceeded our previous record, as did our prepayment penalty income. Operating expenses declined, notwithstanding the costs of strengthening our infrastructure, as we continued to prepare for the ongoing roll-out of the Dodd-Frank Act.

“While residential mortgage lending declined as interest rates rose and refinancing activity faded, things were very different in our market for multi-family loans. Originations rose 28.1% above the prior year’s volume, to $7.4 billion, and our portfolio grew more than 11% over the course of the year, to $20.7 billion. While multi-family and commercial real estate loans remain our principal assets, we increased our portfolio of one-to-four family loans held for investment, as well as our portfolio of commercial and industrial, or C&I, loans. Reflecting the addition of specialty finance to the mix late in the second quarter, the balance of C&I loans was 37.7% higher at the end of this December than it was at December 31, 2012.

“Although mortgage banking income fell dramatically from the year-earlier level, the impact on our earnings was substantially tempered by the strength of our net interest income, which was supported by a record level of income from prepayment penalties. Reflecting a combination of refinancing activity and property transactions, prepayment penalty income accounted for $136.8 million of the year’s net interest income, reflecting a year-over-year increase of $16.5 million, or 13.7%.

“Yet another sign of improvement in our local real estate market was a substantial year-over-year decline in our balances of non-performing assets and non-performing loans. At the end of last year, non-performing non-covered loans represented 0.35% of total non-covered loans--a 61-basis point improvement--while non-performing non-covered assets represented 0.40% of total non-covered assets--an improvement of 31 basis points. Furthermore, our net charge-offs for the year declined by more than half, to $17.0 million, representing 0.05% of average loans in 2013. Included in the full-year amount were fourth quarter net charge-offs of $2.4 million, representing a modest 0.01% of average loans, non-annualized.

“2013 was a significant year for every one of these reasons, but also for the fact that it marked our 20th year as a public company. Looking back, I am especially struck by the enduring strength of our balance sheet--which, in turn, reflects the consistency of our business model--even as our assets have grown from $1.1 billion to $46.7 billion over the past 20 years.”

Board of Directors Declares $0.25 per Share Dividend Payable on February 21, 2014

“Reflecting the strength of our capital and our solid fourth-quarter earnings, the Board of Directors last night declared our 40th consecutive quarterly cash dividend of $0.25 per share. The dividend is payable on February 21, 2014 to shareholders of record at the close of business on February 10, 2014," Mr. Ficalora said.

Balance Sheet Summary

Total assets grew $2.5 billion year-over-year and $924.2 million linked-quarter, to $46.7 billion at December 31, 2013.

Loans

Loan growth accounted for $580.0 million of the linked-quarter increase in total assets and for $1.2 billion of the year-over-year rise. At December 31, 2013, loans totaled $32.9 billion, representing 70.5% of total assets; the comparable measures were 70.7% at the end of September and 72.0% at December 31, 2012.

Loans Held for Investment

Loans held for investment represented $29.8 billion, or 63.9%, of total assets at the end of December, having grown $664.6 million, or 2.3%, from the September 30th balance and $2.6 billion, or 9.4%, from the balance at December 31, 2012. The growth of the portfolio was attributable to robust loan production: Originations of held-for-investment loans totaled $11.2 billion in 2013, reflecting a $2.2 billion, or 24.4%, increase from the year-earlier volume; fourth quarter originations accounted for $3.1 billion of the current full-year amount.

In 2013, multi-family loans represented $7.4 billion of loans produced for investment, up $1.6 billion, or 28.1%, from the volume produced in 2012. Included in the current twelve-month amount were fourth quarter originations of $1.9 billion, reflecting a $769.1 million reduction from the record volume recorded in the trailing quarter, and a year-over-year increase of $44.8 million.

Commercial real estate (“CRE”) loans represented $2.2 billion of the loans produced for investment in 2013, a $233.0 million reduction from the volume produced in 2012. Included in the current twelve-month amount were fourth quarter originations of $838.4 million, exceeding the trailing-quarter volume by $565.4 million and the year-earlier volume by $174.2 million.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios:

(dollars in thousands)	December 31, 2013		September 30, 2013		December 31, 2012
Multi-Family Loan Portfolio:
Loans outstanding	$20,714,197		$20,197,158		$18,605,185
Percent of held-for-investment loans	69.4%		69.2%		68.2%
Average loan size	$4,530		$4,477		$4,107
Expected weighted average life	2.9	years	3.0	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,366,138		$7,246,698		$7,436,950
Percent of held-for-investment loans	24.7%		24.8%		27.3%
Average loan size	$4,720		$4,658		$4,571
Expected weighted average life	3.3	years	3.2	years	3.4	years

Also included in loans held for investment at the end of December were acquisition, development, and construction (“ADC”) loans of $343.3 million; one-to-four family loans of $560.7 million; and commercial and industrial (“C&I”) loans of $814.6 million, including specialty finance loans and leases of $171.8 million. In the twelve months ended December 31, 2013, originations of ADC, one-to-four family, and C&I loans totaled $149.9 million, $418.8 million, and $993.7 million, respectively. Specialty finance loans and leases accounted for $257.5 million of the C&I loans produced in 2013, including $135.0 million that were originated in the fourth quarter of the year.

Loans Held for Sale

The balance of loans held for sale totaled $306.9 million at the end of this December, up $25.6 million from the September 30th balance and down $897.5 million from the balance recorded at December 31, 2012. With refinancing activity largely constrained throughout the year, as residential mortgage interest rates rose higher, originations of one-to-four family loans held for sale fell to $6.2 billion in 2013 from $10.9 billion in the prior year. Fourth quarter originations accounted for $703.6 million of the current full-year volume, and were down $379.7 million sequentially and $2.3 billion year-over-year.

Covered Loans

Primarily reflecting repayments, loans acquired in FDIC-assisted transactions declined $110.2 million sequentially and $495.4 million year-over-year, to $2.8 billion, representing 8.5% of total loans at December 31, 2013. The comparable measures were 9.0% and 10.3%, respectively, at September 30, 2013 and December 31, 2012.

In the three and twelve months ended December 31, 2013, accretion on the covered loan portfolio was $36.7 million and $155.3 million, respectively.

Pipeline

The Company currently has a loan pipeline of approximately $2.4 billion, including loans held for investment of approximately $2.0 billion and one-to-four family loans held for sale of approximately $400.0 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

At December 31, 2013, the ratio of non-performing non-covered loans to total non-covered loans improved to 0.35% from 0.96%, the year-earlier measure, reflecting a $157.8 million, or 60.4%, decline in total non-performing non-covered loans. Similarly, the ratio of non-performing non-covered assets to total non-covered assets improved to 0.40% from 0.71%, the year-earlier measure, as the balance of non-performing non-covered assets fell $115.7 million, or 39.8%.

The following table summarizes the improvements in the balances of non-performing non-covered loans and assets over the three and twelve months ended December 31, 2013:

(dollars in thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$ 58,395	$ 69,016	$163,460
Commercial real estate	24,550	34,475	56,863
Acquisition, development, and construction	2,571	3,629	12,091
One-to-four family	10,937	10,663	10,945
Total non-accrual non-covered mortgage loans	$ 96,453	$117,783	$243,359
Other non-accrual non-covered loans	7,084	6,581	17,971
Total non-performing non-covered loans	$103,537	$124,364	$261,330
Non-covered other real estate owned	71,392	72,491	29,300
Total non-performing non-covered assets	$174,929	$196,855	$290,630

Net charge-offs also declined in the three and twelve months ended December 31, 2013, to $2.4 million and $17.0 million, respectively. The three-month amount was equivalent to 0.01% of average loans, consistent with the trailing-quarter and year-earlier measures, while the twelve-month amount was equivalent to 0.05% of average loans. In the twelve months ended December 31, 2012, net charge-offs totaled $41.3 million and were equivalent to 0.13% of average loans.

Largely reflecting two multi-family loans totaling $30.9 million, loans 30 to 89 days past due rose to $37.1 million at the end of this December, from $9.9 million and $27.6 million, respectively, at September 30, 2013 and December 31, 2012. While total delinquencies (i.e., the sum of non-performing non-covered assets and non-covered loans 30 to 89 days past due) thus rose $5.3 million, sequentially, to $212.0 million, this balance also reflects a year-over-year decline of $106.2 million.

The following table presents the Company's asset quality measures at or for the three months ended December 31, 2013, September 30, 2013, and December 31, 2012:

	December 31, 2013	September 30, 2013	December 31, 2012
Non-performing non-covered loans to total
non-covered loans	0.35%	0.43%	0.96%
Non-performing non-covered assets to total
non-covered assets	0.40	0.46	0.71
Net charge-offs during the period to average loans
during the period (non-annualized)	0.01	0.01	0.01
Allowance for losses on non-covered loans to non-
performing non-covered loans	137.10	113.63	53.93
Allowance for losses on non-covered loans to total
non-covered loans	0.48	0.48	0.52

Securities

Reflecting an increase in government-sponsored enterprise (“GSE”) obligations, securities totaled $8.0 billion at the end of December, reflecting a sequential rise of $867.6 million and a year-over-year rise of $3.0 billion. The year-end 2013 balance was equivalent to 17.0% of total assets; the comparable measures were 15.5% and 11.1%, respectively, at September 30, 2013 and December 31, 2012. Securities held to maturity represented $7.7 billion, or 96.5%, of total securities at December 31, 2013; in addition, GSE obligations represented 95.5% of total securities at that date.

Funding Sources

Deposits totaled $25.7 billion at the end of the year, a $351.6 million increase from the September 30, 2013 balance and a $783.5 million increase from the balance at December 31, 2012. The current year-end balance represented 55.0% of total assets; the comparable measures were 55.3% at the end of September and 56.4% at the prior year-end.

Deposit growth was attributable to NOW and money market accounts, which rose $587.3 million sequentially and $1.8 billion year-over-year, to $10.5 billion; and to savings accounts, which rose $82.9 million sequentially and $1.7 billion year-over-year, to $5.9 billion, at December 31, 2013. Combined, these increases were largely offset by declines in the balances of certificates of deposit (“CDs”) and non-interest-bearing accounts, to $6.9 billion and $2.3 billion, respectively. Specifically, the balance of CDs fell $208.6 million sequentially and $2.2 billion from the year-earlier balance, while the balance of non-interest-bearing accounts fell $109.9 million and $488.3 million, respectively, during the same times.

To fuel the interest-earning asset growth that was previously mentioned, the Company increased its use of wholesale funds in 2013, particularly in the second half of the year. Wholesale borrowings totaled $14.7 billion at the end of December, reflecting a $539.5 million increase from the September 30th balance and a $1.7 billion increase from the balance at December 31, 2012. The year-end 2013 balance represented 31.6% of total assets; the comparable measures were 31.0% and 29.6%, respectively, at the earlier period-ends.

Stockholders’ Equity

At December 31, 2013, the Company recorded stockholders’ equity of $5.7 billion, reflecting a $38.6 million increase from the September 30th balance and a $79.4 million increase from the balance at December 31, 2012. Similarly, tangible stockholders’ equity rose $41.7 million and $95.2 million, respectively, to $3.3 billion, over the three- and twelve-month periods. Reflecting the respective increases, book value per share rose to $13.01 at December 31, 2013, and tangible book value per share rose to $7.45.(2)

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank (together, the “Banks”) continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release. Furthermore, if the Basel III Capital Rules, as fully phased in, had been effective at the end of December, it is management’s expectation that the Company and the Banks would have met all capital adequacy requirements under such rules at that date.

Earnings Summary for the Three Months Ended December 31, 2013

The Company generated GAAP earnings of $120.2 million, or $0.27 per diluted share, in the fourth quarter of 2013, as compared to $114.2 million, or $0.26 per diluted share, in the trailing quarter, and to $122.8 million, or $0.28 per diluted share, in the fourth quarter of 2012. While the linked-quarter increase was primarily due to a modest rise in net interest income, the year-over-year decrease was primarily due to a significant drop in mortgage banking income—a function of the marked decline in refinancing activity throughout the nation as residential mortgage interest rates rose over the course of the year.

Net Interest Income

Net interest income rose $3.1 million sequentially, and $7.3 million year-over-year, to $297.3 million in the three months ended December 31, 2013. The linked-quarter improvement was driven by a $3.4 million rise in interest income to $431.0 million, which exceeded a more modest rise in interest expense to $133.7 million. Conversely, the year-over-year increase in net interest income was driven by a $23.1 million decline in interest expense, which exceeded the impact of a $15.7 million decline in interest income.

Notwithstanding the increase in net interest income, the Company’s net interest margin declined 12 basis points and 23 basis points, respectively, to 2.92% in the current fourth quarter from the measures recorded in the trailing and year-earlier three months.

The following factors contributed to the linked-quarter rise in net interest income and the linked-quarter decline in net interest margin:

  Prepayment penalty income accounted for $33.0 million of the interest income recorded in the fourth quarter of 2013, as compared to $39.6 million in the trailing three months. In addition, prepayment penalty income contributed 32 basis points to the current fourth-quarter margin, as compared to 41 basis points in the third quarter of the year. Absent the contribution of prepayment penalty income, the linked-quarter decline in the margin was three basis points.
  The level of prepayment penalty income recorded in the trailing quarter was the second highest level the Company has recorded, and was indicative of particularly robust transaction activity during that time.
  The average balance of interest-earning assets rose $1.9 billion sequentially, to $40.8 billion, the result of a $905.9 million increase in the average loan balance to $32.4 billion, and a $1.0 billion increase in the average balance of securities and money market investments to $8.4 billion. The benefit of the linked-quarter increase in the average balance was tempered by the impact of an 18-basis point decline in the average yield on interest-earning assets to 4.22% in the quarter, as a 17-basis point rise in the average yield on securities and money market investments was exceeded by a 23-basis point decline in the average yield on loans. The latter decline was partially due to the aforementioned decrease in prepayment penalty income, as well as the replenishment of the loan portfolio with lower-yielding loans. Specifically, prepayment penalty income accounted for nine basis points of the decrease, with the replenishment of the loan portfolio at lower yields accounting for the remaining 14 basis points.

  In the fourth quarter of 2013, the average balance of interest-bearing liabilities rose $1.8 billion sequentially, to $37.8 billion, the result of a $1.4 billion rise in average borrowed funds to $14.8 billion and a $373.6 million rise in average interest-bearing deposits to $22.9 billion. Notwithstanding the increase in the average balance, the average cost of interest-bearing liabilities fell seven basis points sequentially, to 1.40% in the quarter, as a three-basis point decline in the average cost of interest-bearing deposits was coupled with a 24-basis point decline in the average cost of borrowed funds.

Provisions for (Recovery of) Loan Losses

Provision for Losses on Non-Covered Loans

In the fourth quarter of 2013, the Company recorded a provision for losses on non-covered loans of $3.0 million, down $2.0 million from the levels recorded in the trailing and year-earlier three months.

(Recovery of) Provision for Losses on Covered Loans

The Company recovered $5.8 million from the allowance for losses on covered loans in the current fourth quarter, as compared to $3.3 million in the fourth quarter of 2012. The recoveries were recorded in connection with an increase in expected cash flows on certain pools of loans acquired in FDIC-assisted transactions. Because the covered loan portfolio is covered by FDIC loss sharing agreements, the recoveries were partially offset by FDIC indemnification expense of $4.7 million and $2.6 million, which was recorded in non-interest income during the respective periods. In contrast, the Company recorded a provision for losses on non-covered loans of $9.5 million in the third quarter of 2013, reflecting a decline in the credit quality of certain pools of acquired loans. The third-quarter provision was partly offset by FDIC indemnification income of $7.6 million, recorded in non-interest income during the same period.

Non-Interest Income

Non-interest income totaled $38.8 million in the fourth quarter of 2013, down $11.9 million on a linked-quarter basis and $16.7 million year-over-year.

The reductions were largely attributable to a decline in mortgage banking income, as refinancing activity in the residential housing market was significantly constrained by rising mortgage interest rates during the year. Specifically, mortgage banking income totaled $12.8 million in the fourth quarter of 2013, in contrast to $16.2 million and $32.6 million, respectively, in the trailing and year-earlier three months. Income from originations accounted for $2.1 million of the current fourth-quarter total, as compared to $5.8 million and $33.7 million, respectively, in the earlier periods. Servicing income accounted for $10.7 million of total mortgage banking income in the current fourth quarter, modestly exceeding the trailing-quarter level; in contrast, the Company recorded a $1.1 million servicing loss in the fourth quarter of 2012.

The linked-quarter decline in non-interest income also reflects the FDIC indemnification expense recorded in connection with the recovery of covered loan losses, due to an increase in the expected cash flows on certain pools of loans. In contrast, the Company recorded FDIC indemnification income in the third quarter of 2013.

Non-Interest Expense

Non-interest expense declined $853,000 linked-quarter and $5.1 million year-over-year, to $149.5 million in the three months ended December 31, 2013. Operating expenses represented $146.4 million of the current fourth-quarter total, comparable to the level recorded in the trailing quarter and $3.4 million lower than the year-earlier amount.

Compensation and benefits expense accounted for $75.2 million of total operating expenses in the current fourth quarter, reflecting a linked-quarter reduction of $1.9 million and a more modest reduction year-over-year. Occupancy and equipment expense rose sequentially and year-over-year, to $25.2 million, while general and administrative (“G&A”) expense rose $1.3 million sequentially, to $46.1 million, but declined by $5.9 million from the year-earlier amount. The year-over-year decline in G&A expense was largely due to a drop in expenses associated with the management and sale of foreclosed real estate.

Income Tax Expense

Income tax expense was $69.3 million in the current fourth quarter, reflecting pre-tax income of $189.5 million and an effective tax rate of 36.6%.

About New York Community Bancorp, Inc.

With assets of $46.7 billion at December 31, 2013, New York Community Bancorp, Inc. is currently the 20th largest bank holding company in the nation and a leading producer of multi‐family mortgage loans in New York City, with an emphasis on apartment buildings that feature below‐market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with 238 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, January 29, 2014, at 9:30 a.m. (Eastern Time) to discuss its fourth quarter 2013 performance and strategies. The conference call may be accessed by dialing (866) 952-1906 (for domestic calls) or (785) 424-1825 (for international calls) and providing the following access code: 4Q13NYCB. A replay will be available approximately two hours following completion of the call through midnight on February 2nd, and may be accessed by calling (800) 283-8183 (domestic) or (402) 220-0867 (international) and providing the same access code. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 26, 2014.

Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10‐K for the year ended December 31, 2012 and our Forms 10-Q for the three months ended March 31, June 30, and September 30, 2013, including in the Risk Factors section of these and other SEC reports. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 10 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	December 31,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$644,550	$2,427,258
Securities:
Available-for-sale	280,738	429,266
Held-to-maturity	7,670,282	4,484,262
Total securities	7,951,020	4,913,528
Loans held for sale	306,915	1,204,370
Non-covered mortgage loans held for investment:
Multi-family	20,714,197	18,605,185
Commercial real estate	7,366,138	7,436,950
One-to-four family	560,730	203,434
Acquisition, development, and construction	343,282	397,288
Total non-covered mortgage loans held for investment	28,984,347	26,642,857
Non-covered other loans held for investment	853,642	641,607
Total non-covered loans held for investment	29,837,989	27,284,464
Less: Allowance for losses on non-covered loans	(141,946)	(140,948)
Non-covered loans held for investment, net	29,696,043	27,143,516
Covered loans	2,788,618	3,284,061
Less: Allowance for losses on covered loans	(64,069)	(51,311)
Covered loans, net	2,724,549	3,232,750
Total loans, net	32,727,507	31,580,636
Federal Home Loan Bank stock, at cost	561,390	469,145
Premises and equipment, net	273,299	264,149
FDIC loss share receivable	492,674	566,479
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	16,240	32,024
Other assets (includes $37,477 and $45,115, respectively, of other real estate owned covered
by loss sharing agreements)	1,585,476	1,455,750
Total assets	$46,688,287	$44,145,100

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$10,536,947	$8,783,795
Savings accounts	5,921,437	4,213,972
Certificates of deposit	6,932,096	9,120,914
Non-interest-bearing accounts	2,270,512	2,758,840
Total deposits	25,660,992	24,877,521
Borrowed funds:
Wholesale borrowings	14,742,576	13,067,974
Other borrowings	362,426	362,217
Total borrowed funds	15,105,002	13,430,191
Other liabilities	186,631	181,124
Total liabilities	40,952,625	38,488,836
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 440,873,285 and 439,133,951
shares issued, and 440,809,365 and 439,050,966 shares outstanding, respectively)	4,409	4,391
Paid-in capital in excess of par	5,346,017	5,327,111
Retained earnings	422,761	387,534
Treasury stock, at cost (63,920 and 82,985 shares, respectively)	(1,032)	(1,067)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	277	12,614
Net unrealized loss on the non-credit portion of other-than-temporary impairment
losses, net of tax	(5,604)	(13,525)
Pension and post-retirement obligations, net of tax	(31,166)	(60,794)
Total accumulated other comprehensive loss, net of tax	(36,493)	(61,705)
Total stockholders’ equity	5,735,662	5,656,264
Total liabilities and stockholders’ equity	$46,688,287	$44,145,100

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2012	2013	2012
Interest Income:
Mortgage and other loans	$362,166	$370,341	$397,904	$1,487,662	$1,597,504
Securities and money market investments	68,876	57,334	48,868	220,436	193,597
Total interest income	431,042	427,675	446,772	1,708,098	1,791,101

Interest Expense:
NOW and money market accounts	8,319	8,613	9,413	35,884	36,609
Savings accounts	6,438	6,285	3,328	21,950	13,677
Certificates of deposit	19,582	20,206	23,155	83,805	93,880
Borrowed funds	99,378	98,340	120,875	399,843	486,914
Total interest expense	133,717	133,444	156,771	541,482	631,080
Net interest income	297,325	294,231	290,001	1,166,616	1,160,021
Provision for losses on non-covered loans	3,000	5,000	5,000	18,000	45,000
(Recovery of) provision for losses on covered
loans	(5,829)	9,467	(3,280)	12,758	17,988
Net interest income after provisions
for loan losses	300,154	279,764	288,281	1,135,858	1,097,033

Non-Interest Income:
Mortgage banking income	12,753	16,205	32,574	78,283	178,643
Fee income	9,647	9,799	9,730	38,179	38,348
Bank-owned life insurance	7,432	7,916	7,334	29,938	30,502
Net gain on sales of securities	3,272	1,019	672	21,036	2,041
FDIC indemnification (expense) income	(4,663)	7,573	(2,625)	10,206	14,390
Loss on debt redemption	--	--	(2,313)	--	(2,313)
Other income	10,369	8,212	10,123	41,188	35,742
Total non-interest income	38,810	50,724	55,495	218,830	297,353

Non-Interest Expense:
Operating expenses:
Compensation and benefits	75,207	77,083	75,250	313,196	296,874
Occupancy and equipment	25,151	24,342	22,649	97,252	90,738
General and administrative	46,051	44,785	51,941	181,330	206,221
Total operating expenses	146,409	146,210	149,840	591,778	593,833
Amortization of core deposit intangibles	3,065	4,117	4,710	15,784	19,644
Total non-interest expense	149,474	150,327	154,550	607,562	613,477
Income before income taxes	189,490	180,161	189,226	747,126	780,909
Income tax expense	69,335	65,961	66,383	271,579	279,803
Net Income	$120,155	$114,200	$122,843	$ 475,547	$ 501,106

Basic earnings per share	$0.27	$0.26	$0.28	$1.08	$1.13
Diluted earnings per share	$0.27	$0.26	$0.28	$1.08	$1.13

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 11 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended December 31, 2013, September 30, 2013, and December 31, 2012, and for the twelve months ended December 31, 2013 and 2012, follow:

(in thousands, except per share data)	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
GAAP Earnings	$120,155	$114,200	$122,843	$475,547	$501,106
Additional contributions to tangible stockholders’ equity: (1)
Amortization and appreciation of shares held in stock-related benefit plans	5,621	5,663	5,207	22,247	20,683
Associated tax effects	895	483	249	1,692	589
Amortization of core deposit intangibles	3,065	4,117	4,710	15,784	19,644
Total additional contributions to tangible stockholders’ equity (1)	9,581	10,263	10,166	39,723	40,916
Cash earnings	$129,736	$124,463	$133,009	$515,270	$542,022

Diluted GAAP Earnings per Share	$0.27	$0.26	$0.28	$1.08	$1.13
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.02	0.01	0.01	0.05	0.06
Associated tax effects	--	--	--	--	--
Amortization of core deposit intangibles	0.01	0.01	0.01	0.04	0.05
Total additions	0.03	0.02	0.02	0.09	0.11
Diluted cash earnings per share	$0.30	$0.28	$0.30	$1.17	$1.24

Cash Earnings Data:
Cash return on average assets	1.13%	1.12%	1.23%	1.16%	1.28%
Cash return on average tangible assets (1)	1.19	1.19	1.31	1.23	1.35
Cash return on average stockholders’ equity	9.19	8.89	9.68	9.17	9.80
Cash return on average tangible stockholders’ equity (1)	16.27	15.85	17.58	16.31	17.76
Cash efficiency ratio (2)	41.88	40.74	41.86	41.11	39.33

(1) Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

(2) We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended December 31, 2013, September 30, 2013, and December 31, 2012, and the twelve months ended December 31, 2013 and 2012, follow:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2012	2013	2012
(in thousands)
Total Stockholders’ Equity	$5,735,662	$5,697,045	$5,656,264	$5,735,662	$5,656,264
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(16,240)	(19,305)	(32,024)	(16,240)	(32,024)
Tangible stockholders’ equity	$3,283,291	$3,241,609	$3,188,109	$3,283,291	$3,188,109

Total Assets	$46,688,287	$45,764,133	$44,145,100	$46,688,287	$44,145,100
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(16,240)	(19,305)	(32,024)	(16,240)	(32,024)
Tangible assets	$44,235,916	$43,308,697	$41,676,945	$44,235,916	$41,676,945

Tangible Stockholders’ Equity	$3,283,291	$3,241,609	$3,188,109	$3,283,291	$3,188,109
Add back: Accumulated other comprehensive loss, net of tax	36,493	59,542	61,705	36,493	61,705
Adjusted tangible stockholders’ equity	$3,319,784	$3,301,151	$3,249,814	$3,319,784	$3,249,814

Tangible Assets	$44,235,916	$43,308,697	$41,676,945	$44,235,916	$41,676,945
Add back: Accumulated other comprehensive loss, net of tax	36,493	59,542	61,705	36,493	61,705
Adjusted tangible assets	$44,272,409	$43,368,239	$41,738,650	$44,272,409	$41,738,650

Average Stockholders’ Equity	$5,643,882	$5,599,495	$5,498,040	$5,620,445	$5,531,055
Less: Average goodwill and core deposit intangibles	(2,454,191)	(2,458,145)	(2,471,204)	(2,460,266)	(2,478,523)
Average tangible stockholders’ equity	$3,189,691	$3,141,350	$3,026,836	$3,160,179	$3,052,532

Average Assets	$46,107,450	$44,343,284	$43,087,846	$44,396,263	$42,493,455
Less: Average goodwill and core deposit intangibles	(2,454,191)	(2,458,145)	(2,471,204)	(2,460,266)	(2,478,523)
Average tangible assets	$43,653,259	$41,885,139	$40,616,642	$41,935,997	$40,014,932

Net Income	$120,155	$114,200	$122,843	$475,547	$501,106
Add back: Amortization of core deposit intangibles, net of tax	1,839	2,470	2,826	9,471	11,786
Adjusted net income	$121,994	$116,670	$125,669	$485,018	$512,892

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
December 31, 2013	September 30, 2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$32,416,249	$362,166	4.47%	$31,510,340	$370,341	4.70%
Securities and money market investments	8,353,357	68,876	3.28	7,335,838	57,334	3.11
Total interest-earning assets	40,769,606	431,042	4.22	38,846,178	427,675	4.40
Non-interest-earning assets	5,337,844	5,497,106
Total assets	$46,107,450	$44,343,284
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$10,019,941	$8,319	0.33%	$9,433,792	$8,613	0.36%
Savings accounts	5,864,364	6,438	0.44	5,799,629	6,285	0.43
Certificates of deposit	7,057,894	19,582	1.10	7,335,210	20,206	1.09
Total interest-bearing deposits	22,942,199	34,339	0.59	22,568,631	35,104	0.62
Borrowed funds	14,826,934	99,378	2.66	13,437,190	98,340	2.90
Total interest-bearing liabilities	37,769,133	133,717	1.40	36,005,821	133,444	1.47
Non-interest-bearing deposits	2,475,847	2,449,792
Other liabilities	218,588	288,176
Total liabilities	40,463,568	38,743,789
Stockholders’ equity	5,643,882	5,599,495
Total liabilities and stockholders’ equity	$46,107,450	$44,343,284
Net interest income/interest rate spread	$297,325	2.82%	$294,231	2.93%
Net interest margin	2.92%	3.04%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$18,360,152	$14,757	0.32%	$17,683,213	$14,898	0.33%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended December 31,
2013	2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$32,416,249	$362,166	4.47%	$31,327,597	$397,904	5.08%
Securities and money market investments	8,353,357	68,876	3.28	5,606,278	48,868	3.49
Total interest-earning assets	40,769,606	431,042	4.22	36,933,875	446,772	4.84
Non-interest-earning assets	5,337,844	6,153,971
Total assets	$46,107,450	$43,087,846
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$10,019,941	$8,319	0.33%	$8,884,441	$9,413	0.42%
Savings accounts	5,864,364	6,438	0.44	4,163,544	3,328	0.32
Certificates of deposit	7,057,894	19,582	1.10	9,066,441	23,155	1.02
Total interest-bearing deposits	22,942,199	34,339	0.59	22,114,426	35,896	0.65
Borrowed funds	14,826,934	99,378	2.66	12,336,991	120,875	3.90
Total interest-bearing liabilities	37,769,133	133,717	1.40	34,451,417	156,771	1.81
Non-interest-bearing deposits	2,475,847	2,815,353
Other liabilities	218,588	323,036
Total liabilities	40,463,568	37,589,806
Stockholders’ equity	5,643,882	5,498,040
Total liabilities and stockholders’ equity	$46,107,450	$43,087,846
Net interest income/interest rate spread	$297,325	2.82%	$290,001	3.03%
Net interest margin	2.92%	3.15%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.07	x

Core deposits (1)	$18,360,152	$14,757	0.32%	$15,863,338	$12,741	0.32%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Twelve Months Ended
December 31, 2013	December 31, 2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$31,871,860	$1,487,662	4.67%	$30,906,145	$1,597,504	5.17%
Securities and money market investments	6,804,991	220,436	3.23	5,210,297	193,597	3.72
Total interest-earning assets	38,676,851	1,708,098	4.41	36,116,442	1,791,101	4.96
Non-interest-earning assets	5,719,412	6,377,013
Total assets	$44,396,263	$42,493,455
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$9,433,403	$35,884	0.38%	$8,833,412	$36,609	0.41%
Savings accounts	5,309,817	21,950	0.41	4,089,019	13,677	0.33
Certificates of deposit	7,910,982	83,805	1.06	8,405,143	93,880	1.12
Total interest-bearing deposits	22,654,202	141,639	0.63	21,327,574	144,166	0.68
Borrowed funds	13,282,743	399,843	3.01	12,771,311	486,914	3.81
Total interest-bearing liabilities	35,936,945	541,482	1.51	34,098,885	631,080	1.85
Non-interest-bearing deposits	2,597,356	2,575,841
Other liabilities	241,517	287,674
Total liabilities	38,775,818	36,962,400
Stockholders’ equity	5,620,445	5,531,055
Total liabilities and stockholders’ equity	$44,396,263	$42,493,455
Net interest income/interest rate spread	$1,166,616	2.90%	$1,160,021	3.11%
Net interest margin	3.01%	3.21%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.06	x

Core deposits (1)	$17,340,576	$57,834	0.33%	$15,498,272	$50,286	0.32%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2012	2013	2012
GAAP EARNINGS DATA:
Net income	$120,155	$114,200	$122,843	$475,547	$501,106
Basic earnings per share	0.27	0.26	0.28	1.08	1.13
Diluted earnings per share	0.27	0.26	0.28	1.08	1.13
Return on average assets	1.04%	1.03%	1.14%	1.07%	1.18%
Return on average tangible assets (1)	1.12	1.11	1.24	1.16	1.28
Return on average stockholders’ equity	8.52	8.16	8.94	8.46	9.06
Return on average tangible stockholders’ equity (1)	15.30	14.86	16.61	15.35	16.80
Efficiency ratio (2)	43.56	42.39	43.37	42.71	40.75
Operating expenses to average assets	1.27	1.32	1.39	1.33	1.40
Interest rate spread	2.82	2.93	3.03	2.90	3.11
Net interest margin	2.92	3.04	3.15	3.01	3.21
Effective tax rate	36.59	36.61	35.08	36.35	35.83
Shares used for basic EPS computation	439,404,805	439,435,579	437,749,264	439,251,238	437,706,702
Shares used for diluted EPS computation	439,404,805	439,435,579	437,756,323	439,251,238	437,712,242

(1) Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

(2) We calculate our GAAP efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	Dec. 31,	Sept. 30,	Dec. 31,
	2013	2013	2012
CAPITAL MEASURES:
Book value per share	$13.01	$12.92	$12.88
Tangible book value per share (1)	7.45	7.35	7.26
Stockholders’ equity to total assets	12.29%	12.45%	12.81%
Tangible stockholders’ equity to tangible assets (1)	7.42	7.48	7.65
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.50	7.61	7.79

(1) Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

	Dec. 31,	Sept. 30,	Dec. 31,
	2013	2013	2012
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Leverage capital ratio	7.86%	8.21%	8.33%
Tier 1 risk-based capital ratio	12.22	12.32	12.50
Total risk-based capital ratio	12.97	13.08	13.22
New York Commercial Bank
Leverage capital ratio	11.49%	11.31%	11.59%
Tier 1 risk-based capital ratio	14.84	16.45	16.64
Total risk-based capital ratio	15.33	16.98	17.24

(1) The minimum regulatory requirements for classification as a well capitalized institution are a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 6.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032